EXHIBIT 99.2

NOTE: THIS TRANSCSRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

CORPORATE PARTICIPANTS

Thomas Brown – Caraustar – Chief Executive Officer

Mike Keough – Caraustar – Chief Operating Officer

Ron Domanico – Caraustar – Chief Financial Officer

William Nix – Caraustar – Vice President, Controller and Treasurer

CONFERENCE CALL PARTICIPANTS

Sandy Burns – Deutsche Bank

Bill Hoffman – UBS

Bruce Klein – CSFB

Kshwin Krishnan – Morgan Stanley

David Martin – Deutsche Bank

Rich Schneider – UBS

Joe Stivaletti – Goldman Sachs

Mark Wilde – Deutsche Bank

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the Caraustar third quarter conference call. At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode. At the request of the company, we will open the conference up for questions and answers after the presentation. I will now turn the conference over to Tom Brown, President and CEO of Caraustar. Please go ahead, sir.

Tom Brown: Thank you. First, I apologize for my voice, I’m recovering from a cold but the most of the conversation today will come from Mike and Ron anyway, so bear with me. This is the Caraustar conference call for the third quarter of 2003. I’d like to introduce the folks with me, Mike Keough, Ron Domanico and Bill Nix, who have normally been on calls.

Before turning to business, I’ll go through the opening disclaimer of forward-looking statements, which is as normal. Our presentation today contains certain forward-looking statements, including statements regarding the expected effect of certain events upon the Company’s future operating results. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. For a discussion of factors that could cause the actual results to vary from those expressed or implied in any forward-looking statements, you should refer to the text of the Company’s press release issued today regarding these matters and to our filings with the Securities and Exchange Commission.

NOTE: THIS TRANSCSRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

With that, in general, we’ll try to cover this presentation in 20 minutes, then open the call up for questions. We have a lot of calls to attend to in a short period of time, but we’ll try to consolidate our comments to what we think is relevant to the business. I’ll make a few comments in opening, Mike will talk about the key drivers for the Company’s business and then Ron will, more specifically, discuss the results from a financial perspective, and then we’ll open the call up.

Just as a general comment, it’s good to see some real earnings growth for us in this quarter from the unique cost reductions that we have been working on diligently and sequential quarter-to-quarter improvements in things like stronger cash generation. As far as us and the industry goes, we grew fairly significantly, primarily through the businesses gained last year from this work on (inaudible) Industrial Act packaging acquisition. We benefited from the growing success of Premiere Boxboard Limited, our joint venture gypsum paper mill. You will hear from Mike and Ron that the synergies and the other benefits of the acquired businesses are beginning to out-weight the duplicate costs that are part of the multiple restructurings and rationalizations that we have gone through. The industry, however, has not been particularly helpful in supporting growth in the markets that we served.

As described in the press release this morning, Caraustar experienced double-digit growth in three of our four market sectors, whereas, in one of those sectors, the tube and core industry, there was a decline of 8 percent in volume. In the other specialty market, it showed some marginal improvement of 2.8 percent. Had it not been for the acquired businesses, we would have, basically, been flat in those two quarters.

Gypsum market continued strong in the third quarter, showing a growth in excess of 10 percent (inaudible) for the industry and for us. The industry numbers are becoming more and more suspect, however, since actual wallboard footage is growing this year at a decent rate – a 4 percent rate – but it’s not at the rate that is reflected in AFPA numbers so you have to take those with a little bit of a grain of salt. Generally speaking, for wallboard it still has been and is a very good year.

We, additionally, on the folding carton side of the business, have commented on in our press release also, saw a little over a 7 percent reduction in a market that otherwise declined about 3.7 percent and a good part of our reduction in that business is due to the recent closure of the Ashland carton plant.

With that, Mike and Ron will discuss our performance for the quarter in more detail and than we’ll open the call for questions. Mike.

Mike Keough—Caraustar—Chief Operating Officer

Good morning. I will discuss three key pressure areas that drive our business and I’ll focus on volume, margins and major initiatives. You will hear Tom, Ron, Bill and myself, on a Q&A basis, talk in all of these areas.

On the volume demand side, there’s still lingering effects from a less than stellar economy. When we take a look at our business and how we choose to compete, we’re building our business model around a punky economy. We’re not sure if it’s going to come back, when it comes back, how it comes back, but we’re planning accordingly. We do work everyday to try to exploit our uniqueness, our advantages that we have around the company. We’ll talk about some of those products. I’ll touch on it. I think Ron will talk about it, too. In a world were we do try to grow appropriately, we still reserve the right to consolidate, as we have in the past, where appropriate. We do run to order, not to historical demand or inventory levels. With all that said, we’re happy with our growth, as Tom pointed out.

If you take a look at this past quarter, Q3 2003, versus the same quarter a year ago, our total comes to

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about 6.8 percent, including the PBL gypsum tons. When you take a look at that number there are many, many moving parts. We do have the introduction of the Smurfit [sp] Industrial Product Division and our numbers this year, offset by the Buffalo shut, we did idle Redmond number two, and Ashland Carton has been closed. There are a lot of moving pieces in those numbers.

On the price margin side, it’s really a mix of price and the impact of fiber and energy to come up with how that cake is baked, we’re still in an environment where there is a fair amount of daily pressure on every segment of our business from a pricing standpoint. Low demand and excess capacity just pressurizes the heck out of the sell side, something we deal with every day. We do try to differentiate with a number of value-added products, which takes a little bit of the sting out of the pricing arena. A couple of the products would be the lightweight high-performance gypsum products, that we feel very good about, and the Sprague [sp] mill has an array of products, like Never-freeze [sp] that helps dampen a number of competitive price initiatives.

If you take a look at margin for the quarter, we’re $25 a ton better in Q3, 2003 versus Q3, 2002, and we’re up $10 over quarter two of 2003. A lot of things are swirling around. Fiber, at $25 a ton, is lower this quarter versus the same quarter a year ago. If you think back, a year ago we had China coming into the market and we had OCC spike somewhere in the vicinity of $130 a ton. We haven’t had that take place this year. I guess, China continues to be a wildcard, but there is a belief that they have better buying practices in place.

Energy costs are slowly abating. Q3, 2003 was $2 a ton lower than Q2, 2003, but we’re still $13 a ton higher than the same quarter a year ago. Energy continues to be a wildcard. We did take a look at some date that flowed across our desk the other day and it appears, when you take a look at natural gas, there are acceptable storage levels right now going into the winter, weather will be the key driver, but we’re starting off with a good inventory out there. As a company, we have forward-bought winter strips of gas to take some of the volatility out as we look forward.

From a major initiative standpoint, Ron will talk about a number of these in a little more detail, but there is great activity in the company with cash management. We call it “Cash is King” and, company-wide, we’ve put in place a number of different initiatives to manage cash better and, again, Ron will go into greater detail. In the category of major initiatives, the execution of the (inaudible) two core mill acquisition is critical to this company. We view the consolidation ahead of schedule. The three mills are running well and we feel very good about that acquisition on a go forward basis.

I mentioned it earlier, but the Ashland folding carton plant is officially down. From that there is plenty of upside, we’ve moved business to other locations inside of the CPG Group and we’ve also redeployed equipment that will help us in the marketplace. These are painful decisions, but matched with supply and demand, but pretty critical from where we sit.

In the major initiative area, Sprague is usually in the middle of the mix. Sprague continues to show improved performance, had a very solid quarter. We continue to focus on new products and we feel very good about the Sprague Mill.

I mentioned earlier, the idling of Number Two coded [sp] machine at Redmond, that, obviously, helps the mix, when you take a look at Sprague, and it’s a match up of our supply and demand. Interesting to note, in this past week, there was an announcement from (inaudible) to close their Number Five, Cody Recycle Machine in Philadelphia. I think that tells you a little bit of their view of the marketplace.

Our JV’s are performing very well on the volume side and income from operations side. Ron will go into more detail with those numbers and on other initiatives.

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Ronald Domanico – Caraustar – Chief Financial Officer

Thanks, Mike. Good day, everyone, and thanks for joining the call. As Tom mentioned, I’ll review the consolidated financial statements. I’ll highlight the key points and I’d be happy to field any detailed questions you have during the Q&A portion of the call.

Based on your feedback, the earnings release, again, includes a separate page with supplemental data. I hope that you can find it useful in understanding the evolution of volume, prices, fiber and fuel.

Results for the third quarter were very encouraging. Sequentially, versus the second quarter of 2003, the Company experienced higher prices and lower costs for fiber and fuel. The prices were up approximately $3 per ton from the full quarter impact following the increases implemented in the second quarter. Fiber was down approximately $4 a ton as export markets stabilized and fuel was down about $2 a ton in line with the energy market. Volume was up, but less than expected, as the general economic recovery has yet to materialize to any meaningful extent.

The Company has made excellent progress on the previously announced initiatives in restructuring and transition, SG&A reduction and working capital improvement. For the first time, savings from restructuring and transition initiatives are greater than the implementation costs. This is expected to accelerate into the fourth quarter of this year and the first quarter of 2004. SG&A in the third quarter benefited from a recovery of $1.9 million in bad debt and progress continued to reduce $20 million in annual costs on a run-rate basis by May, 2004.

But, perhaps, the greatest success in the quarter was achieved in liquidity and working capital. Cash increased from $53.8 million at the end of the second quarter to $76.5 million at the end of the third quarter. This included an $11.7 million cash pension contribution. Our actuaries have indicated that the Company should not have to make a cash pension contribution in either 2004 or 2005. This, of course, assumes that the equity markets will experience only average volatility. Including pension contribution and bad debt recovery, cash was up $32.8 million in the third quarter.*

*  See Note regarding non-GAAP financial measures and the accompanying reconciliation table following this transcript.

During the quarter, the Company proactively reduced new inventories by approximately 5000 tons by taking two days of downtime. This had a negative impact on earnings of $800,000, or approximately 2 cents per share, but it is consistent with our priority to focus on cash.

Looking briefly at the fourth quarter on cash, the Company made the scheduled $14.1 million interest payment on our subordinated notes on October 1st and will make a $7.4 million payment on our senior notes on December 1st. Capex will continue at the current pace. $2.9 million in tax refunds will be received in the fourth quarter and we expect continued generation of cash from operations and additional working capital improvements.

In the third quarter, as Mike mentioned previously, the $3.1 million restructuring charge was associated with the closure of our Ashland folding carton facility. The timing and amount of the charges are consistent with previous communications. Transition of customers and equipment to the other Caraustar facilities is proceeding in line with expectations. While management believes that this move completes the near term rationalization program, we will not hesitate to take further actions that improve our competitive position and have strong cash returns.

I will now turn to the financial statement and highlight a few items. Please note that the initiative to shut down the Buffalo mill at the end of the first quarter and move production to PBL, our joint venture mill, has impacted our reported results. Profitability has improved, but it’s reported below income from operations and equity in unconsolidated affiliates. Our consolidated results are also affected as Buffalo volume is no longer included in sales,

NOTE: THIS TRANSCSRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

gross profit, etc. This increases the complexity of comparisons.

Earnings on the statement of operations, revenue was up $16.3 million, to $253 million in the third quarter, an increase of 6.9 percent. Our volume was up 12,500 tons. The acquisition of the Smurfit Industrial Products Division accounted for more than 100 percent of that increase. As I said before, the Buffalo volume was transferred to PBL and not in the consolidated statistics.

Gross profit of $44.6 million, 17.6 margin, was up $6.4 million, or 16.8 percent, up 1.5 percentage points from a margin of 16.1 percent last year. Mill pricing drove the gross profit up by $4.9 million, representing approximately $13 per ton. Fiber was down, as Mike mentioned, $25 a ton, for approximately a $7 million benefit in the quarter and energy offset that partially, being up $13 a ton with approximately a $4 million negative impact.

SG&A, up $35.1 million, was down $2.2 million, or 5.9 percent. The acquisition of the Smurfit Industrial Products Division will add, and has added, an incremental $3.2 million to our overhead structure. That was offset by the recovery in bad debt of $1.9 million. Restructuring and transitional favorabilities up $4.3 million, again, partially offset by systemic increases and insurance pension, health and welfare and professional services of $1.9 million.

Interest expense of $11.3 million was up $1.8 million and that was primarily due to the interest rate swaps, which were unwound in the first half of the year.

Looking to the balance sheet, cash of $76.5 million was at a high since my tenure began a year ago. Receivables of $105.6 million were, essentially, flat from year-end 2002. Inventories of $94.2 million were down, favorable by $13.4 million, or 12.5 percent from year-end. Days inventory on hand had declined 3.8 days from approximately 45.5 days at year-end to 41.7 days currently. Net property, plant and equipment of $422 million was down $21 million, or 4.8 percent, as disposals and write-offs at Buffalo, CCI, Ashland, etc, more than offset the capital expenditures.

On the liability side, accounts payable of $69.5 million was up 15.9 percent, or $9.5 million, as dates payables were extended 5.8 days from approximately 25 days at year-end to 31 days currently. Accrued interest of $20.1 million was up $11.4 million due on the timing of the interest payments on our notes. Last year they were done at the last day of the quarter and this year they were done on the first day of the fourth quarter. Group pension is down $11.3 million as a cash contribution that was made in the third quarter of this year. Pension liability of $21.3 million is up $7.7 million, which represents the 75 percent of the annual increase of approximately $10 million, communicated previously.

Turning to the statement of cash flows, net change in cash of $42.2 million was driven by operating activities of $42.8 million. The net loss of $18.1 million was offset by depreciation of $22.1 million, down $24 million year-over-year due to the change in estimate made a year ago, the Smurfit depreciation and amortization of $2.4 million, and, then, capex, less retirements and closures. Restructuring costs year-to-date, the non-cash portion of those, equals $8.5 million added back to the operating cash flow and other non-cash adjustments, primarily deferred income taxes of $7.6 million.

Changes in operating assets of $36 million, favorable, as a key item to point out. Inventories improved by $13.4 million. Payables improved by $9.5 million. We also had a favorable benefit of refundable income taxes of $14.3 million. Investing activities of $14.4 million were down $70.3 million, reflecting the acquisition of the Smurfit Division last year and financing activities of $13.7 million, were down to $15.5 million year-over-year.

That concludes our prepared comments. I would now like to open the call up for your questions. Operator, would you please inform the listeners on how to present their questions?

NOTE: THIS TRANSCSRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

QUESTION AND ANSWER

Operator

Thank you, Mr. Domanico. The question and answer session will begin at this time. If you are using a speaker phone, please pick up the handset before pressing any numbers. Should you have a question, please press star one on your push-button telephone. If you wish to withdraw your question, please press star two. Your question will be taken in the order that it is received. Your first question is from Sandy Burns of Deutsche Bank. Please go ahead.

Sandy Burns – Deutsche Bank

Good morning, everyone. First question, just about SG&A decline—you did a bridge that was helpful—maybe just to summarize it, could you comment on if you think the $35 million is now kind of the rate going forward or do you expect more significant savings over the next quarter or two?

Tom Brown – Caraustar – Chief Executive Officer

Sandy, I think that $35 million may have to be increased by the one-time recovery of bad debt, which you saw in the press release, of $1.9 million. That still represents a quarter-over-quarter improvement of approximately $2.9 million on a run-rate basis. I believe, somewhere in the neighborhood of $37 plus or minus would be a number that we believe would be representative going forward.

Sandy Burns – Deutsche Bank

A big part of the reduction was due to the cost saving program and you mentioned that you’re still on target for the $20 million in cost savings on an annualized basis by May of next year. I wonder if you could quantify how much of that $20 million you feel like you’ve achieved so far or how much is left for the company to benefit from in the ongoing quarters?

Ron Domanico – Caraustar – Chief Financial Officer

If you take the $2.9 number that I just gave you and multiply that times four for an annual run-rate, we would be tracking, today, somewhere around $11.5 million on an annualized run-rate. The balance of that, some $8.5 million additional, does need to be realized in the coming months.

Sandy Burns – Deutsche Bank

Just a last question and then I’ll turn it over to the others, you mentioned that you’re still seeing significant price pressure. I guess it’s not surprising just given the state of the industry and the economy, however, maybe anecdotally, yourselves, in the industry, you’ve taken out a tremendous amount of capacity over the last 12-18 months, has that started to have some sort of impact, maybe in certain geographic regions where there’s been capacity closures, you’ve seen less price pressure? Is there less capacity out there chasing business?

Mike Keough – Caraustar – Chief Operating Officer

The easy way to talk about that is to talk about operating rates for the industry. We had, on a sold ton basis, about a 92 percent operating rate in the quarter. I think there are other people that report in the coded board business similar numbers, in some cases, higher numbers. What you see is the industry, on an average, is somewhere around 88 percent and if

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you factor in the closure of the Redmond Number Two machine and the Smurfit Stone Number Five machine that just took place, that will probably pick the industry up by another 4 percent. I would say that we’ve gained, as an industry, probably 10 percent of operating rate over, let’s say, a year and a half of various closures. We would be, on a consolidated basis going forward, perhaps as high as 90-92 percent right now where it could have been, and was a couple of years back, in the height of the softness, in the low 80’s. If you look at our industry as a, roughly, a 7.5 ton industry, you can kind of go through the math on that and see what’s happened and how that has benefited the business. Definitely, we would have seen a greater impact had we kind of held our own, but that’s true of every business you cover. The container board guys are doing the same kind of stuff.

Sandy Burns—Deutsche Bank

So, it sounds like that’s just helping to mitigate the downward pressure?

Mike Keough—Caraustar—Chief Operating Officer

It’s just kind of keeping our heads above water, I think, is the best way to say it.

Sandy Burns—Deutsche Bank

OK. Great. Thank you.

Operator

Your next question is from Joe Stivaletti with Goldman Sachs. Please go ahead, sir.

Joe Stivaletti – Goldman Sachs

I was wondering on a few numbers questions, do you have the joint venture, your share of the JV numbers for cash debt interest in D&A?

William Nix – Caraustar – Controller and Treasurer

I don’t have the exact numbers, but I can tell you that the JV’s, for the depreciation, combined, they’re both about $2.6 million a quarter. For interest combined, they’re about $900 a quarter. On a quarterly basis, that would be about $3.5 million. On an annualized basis, our half would be four times that or, roughly, $14 million.

Joe Stivaletti – Goldman Sachs

Do you have what the balance sheet number for cash in debt at the end of the period?

William Nix – Caraustar – Controller and Treasurer

I do not. PBL was approximately in the $7-$10 million range. Bannard [sp] was probably in the $3-$5 million range.

Joe Stivaletti – Goldman Sachs

OK. Or we can follow-up for the specifics. On the $3.1 million restructuring charge, what was the cash portion of that in the quarter?

William Nix – Caraustar – Controller and Treasurer

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Cash was approximately $2, Joe and the non-cash was about $1.1. The $2 was related, primarily, to severance pay.

Joe Stivaletti – Goldman Sachs

Right. Do you expect any additional charges during the remainder of this year?

Ron Domanico – Caraustar – Chief Financial Officer

As we said in our prepared comments, we do not. Probably a trickle over from Q3 into Q4 might be $1 million.

Joe Stivaletti – Goldman Sachs

OK. Is $24 million of capex for the year still a pretty good number to be thinking about?

Ron Domanico – Caraustar – Chief Financial Officer

It looks a little on the high side right now and it may have to do with the timing of the actual expenditures. As you saw in the quarter, we were below that $24 million run-rate, so I would say closer to $20-$22.

Joe Stivaletti – Goldman Sachs

OK. Great. Thanks a lot.

Operator

Our next question comes from Mark Wilde with Deutsche Bank. Please go ahead, sir.

Mark Wilde

Good morning, Tom. I wondered, with the Ashland move, do you feel like your carton system is in pretty good shape right now or do you think we could see more rationalizing there? I noticed across the industry—- we just had an announcement from Gold [sp] States a couple weeks ago, they’ve shut down another plant. It seems like this is still going on across the business now.

Tom Brown – Caraustar – Chief Executive Officer

Our backlogs look pretty decent across the system and we’re picking up some business there. We haven’t got anything immediately in mind. It doesn’t mean that something won’t come up going forward. We’ve closed two plants in the last, let’s say, three years. We consolidated a plant in the Salt Lake City area into Denver and we, of course, just closed Ashland. We’ve moved a fair amount of business around our system. I think that—- I can’t predict right now another change for us. Once again, it doesn’t mean that it won’t happen but we see our system balancing out a little better than we might have expected.

Mark Wilde – Deutsche Bank

Tom, are you still trying to run that business more as a supplier to kind of local and regional accounts?

Tom Brown – Caraustar – Chief Executive Officer

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What we are not doing is we are not participating in the major wholesale large commodity accounts. We do have a pretty good piece of business with some accounts that we think are pretty decent, anywhere in the—- for us, a decent size account is, maybe, $5 to $10 million kind of an account on the folding side. Those are decent accounts with multiple locations to supply and lots of different SKU’s and all the things that tend to let commoditize accounts in that nature. If the question is are we looking to maintain the same kind of relationships we have in the past, the answer is yes. Some of those accounts are pretty well known names in households. They’re not really small regional accounts exactly, but that’s generally the idea.

Mark Wilde – Deutsche Bank

Do things like reverse options, are they getting into those sort of $5-$10 million pieces of business?

Tom Brown – Caraustar – Chief Executive Officer

Our reverse options have settled down quite a bit and they tend not to be in those smaller accounts, so the answer is yes. Reverse options, in general, we’ve seen that soften to a fair extent.

Mark Wilde – Deutsche Bank

OK. Finally, just looking ahead into the fourth quarter in terms of (inaudible) and price, it looks like, at least, some parts of the bleached board market—- I think it, maybe, is more plate and cup stock—- those prices have been going up. Can you update us on kind of what’s going on with bleached board performing cartons? What might we see in terms of both energy and fiber in the fourth quarter?

Tom Brown – Caraustar – Chief Executive Officer

I’ve not picked up on any bleached board board price increases. I think they’ve been fairly stable. Do you see any difference in that?

Mike Keough – Caraustar Chief Operating Officer

I would agree. On the last question, Mark, on the energy and fiber side, fiber, this year, has been pretty interesting because we would have guessed, compared to last year, there might have been one spike because of China. A couple of things, maybe it was SARS early on. Our folks on the recovered fiber side were big in that business. We have a sense that their better buying practices, on their part, the Chinese part, and with that, you have more of an even market, if you will, on the fiber side. From an energy standpoint, prices have been drifting down. Again, our latest look tells us that there are pretty good inventories going into the winter, probably will be added to. We haven’t had the real cold fronts come in yet. From a company standpoint, we fully buy. We protect ourselves and our key mills on a go-forward basis. We feel pretty good about energy on a go-forward basis.

Tom Brown – Caraustar – Chief Executive Officer

Mark, you know that the pickup in fiber exports has mostly been in both ends of the spectrum, you might say. Mixed paper on one end and uncoated soft wood cracked pulp on the other. So, I think the trends are not only below (inaudible) about their timing of their purchases, I think they’re also broadening their fiber basis. I would expect, at some point in time, you’re going to start seeing them improve recovery rates within their own systems, particularly post-industrial kinds of products.

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Mark Wilde – Deutsche Bank

Great. Thanks, Tom.

Operator

Our next question is from Bill Hoffman with UBS. Please go ahead, sir.

Bill Hoffman – UBS

Good morning. Just a couple of questions that are sort of looking forward here, we were starting to make some progress on the cash flow side but, obviously, from, at least, our perspective, it doesn’t seem like we’re getting any kind of real recovery, economically, and as we look forward into next year I want to get a sense of what your thoughts are strategically, whether you might look to other avenues for improving your credit profile or reducing debt, i.e., selling assets or the like? Also, maybe if you could talk a little bit about what you might think about capital spending-wise for next year?

Ron Domanico – Caraustar – Chief Financial Officer

The initiatives we have in place on SG&A reduction, restructuring, transition, the full impact of the synergy from the Smurfit Industrial Products Division acquisition, those in total have the ability to return Caraustar to historical levels of profitability and EBITDA. If the market recovers, that would only go on top of that. The message is that our destiny is in our own hands to execute the initiatives that we’ve communicated publicly. Those initiatives, as we’ve mentioned today, in every case, are either on track or ahead of schedule. I have a high level of comfort that we will be able to generate cash and profitability closer to historic levels going forward into 2004. It’s kind of hard to reduce our debt since the first time the bonds are callable will be 2006. We do have provisions in the revolver, which we are not using currently, that allow us to go back another market (inaudible) on the debt structure. The main reduction you’ll see is in our net debt number which is current debt outstanding minus our cash position. Was that, basically, the question?

Bill Hoffman – UBS

Yes, that’s helpful.

Tom Brown – Caraustar – Chief Executive Officer

We don’t see any big change in capital spending. It’s in the mid-20 range. We don’t think that will change, even though we haven’t completed all of our considerations for next year yet.

Bill Hoffman – UBS

OK. Just for the last question, Ron, you mentioned earlier that you were thinking about addressing some of the financing down at the JV’s, which is obviously tying up a lot of Letters of Credit, financial support. Any thoughts on JV’s from a financial standpoint at this time?

Ron Domanico – Caraustar – Chief Financial Officer

We are in conversations with our joint venture partner, Temple In-Land, on some moves that we can both make to put us in a better situation regarding that. As I’ve said, we had discussions, progress is being made, but there’s been no conclusions so far. We continue to repay debt at PBL. That does reduce the Letters of Credit that are committed against that

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indebtedness. We’ve made good progress there. The revolver at PBL is down to $16 million and, of course, our 50 percent share, so the LC is down to $8 million. But we’re working on that, progress is being made and we feel confident that we can come to some sort of solution that will improve our situation.

Bill Hoffman – UBS

Great. Thanks very much.

Operator

Your next question comes from Bruce Klein with CSFB. Please go ahead, sir.

Bruce Klein – CSFB

Good morning. If you could help us, working capital, it sounded like—did I hear you right – you do not expect it to reverse in the fourth quarter?

Mike Keough – Caraustar – Chief Operating Officer

Bruce, I think we can conclude that our objective, originally, to save $30 million in working capital was originally in the 12-month objective. I believe we have accomplished that in five months, but I also think that, with the momentum that we have, that there’s more to get. Even with the seasonal slowdown that we historically experience in the fourth quarter, we believe that we’re not going to be giving back any of the gains in working capital for the foreseeable future.

Bruce Klein – CSFB

OK. Then, the JV’s, has there been cash dividends this year in JV’s and, secondly, what conditions, I guess, would need to exist or have you discussed any sort of swap arrangement or amortization, especially on the gypsum side? What has to happen for that to happen? Is there something that you guys are focused on?

Ron Domanico – Caraustar – Chief Financial Officer

Through three quarters, Bruce, we’ve received $3.7 million in dividends from Standard Gypsum. As you’re aware, PBL does not pay dividends because of the revolver. It focuses on paying down that revolver debt before dividends can be remitted.

Bruce Klein - CSFB

That $3.7 million is your share?

Ron Domanico – Caraustar – Chief Financial Officer

That’s our share, that’s correct. We are looking at alternatives on what makes sense for both the joint venture partners. We’re in discussions, but there’s no progress to report on those fronts.

Bruce Klein – CSFB

On asset sales, is there anything to update us there?

Ron Domanico – Caraustar – Chief Financial Officer

The property sales that were indicated previously, those are still in the pipeline. Progress is slow,

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especially in Chicago where the, I would say, permitting and zoning laws are complicated and those are being addressed. I think our last communication was a push back on the timing of that sale from Q1 to, possibly, to Q2 of next year. The other sales are not as significant, but progress does continue there. In most cases, we’ve engaged an outside brokerage firm to facilitate the movement of those assets.

Bruce Klein – CSFB

OK. Lastly, the fourth quarter—- I didn’t hear—- it sounded like energy, based on where we’re at, it sounded like it might be flat or down, was fiber also directionally down? I didn’t quite hear that answer. Maybe, Mike answered that.

Mike Keough – Caraustar – Chief Operating Officer

We answered it in such a way so that you couldn’t hear it. I would say that we don’t see any real motive or driver for decreasing either one of those costs. So far this year, it’s at the low point right at the moment, but it’s also at a kind of an all-time high for this time of the year, or maybe an all-time peak. I wouldn’t expect to see much going on there, particularly as, and if, things continue to remain somewhat stable in the Middle East. On the fiber side, we see the same kind of thing. It looks like it might end up, maybe even tapering off a bit in the fourth quarter, primarily due to global demand kind of issues. I don’t think we’ll see any move there until, maybe, early next year on both fiber and energy fronts.

Bruce Klein – CSFB

My last one was just board prices—- did I get that right—- the last official hike was back in the spring. I’m wondering if anything is still trickling through in the fourth quarter or am I too optimistic?

Mike Keough – Caraustar – Chief Operating Officer

I think we’ve realized the full impact of the price increases in Q3, Bruce.

Tom Brown – Caraustar – Chief Executive Officer

Just given market demand is really no driver for increasing prices as long as these cost elements kind of remain in place.

Bruce Klein – CSFB

Thanks, guys.

Operator

Our next question comes from Rich Schneider with UBS. Please go ahead, sir.

Rich Schneider – UBS

You had mentioned that in the third quarter you finally got to a point where the benefits from the restructuring out weighed the cost of the restructuring. Could you quantify those two numbers and the net difference?

Ron Domanico – Caraustar – Chief Financial Officer

At our presentation at UBS in New York in September, we showed a chart, which is on our Website, which indicated that the year-to-date cash

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savings from the restructuring initiatives that we made were, in total, $5.4 million. We believe, in the third quarter, that number went up by approximately $4 million on the savings side, offset by approximately $2.5 million in costs to realize those savings. In my comments, I said we expect to see an acceleration of that benefit, meaning the cost should go down, whereas the cash savings should go up in Q4 and, then, again in Q1.

Rich Schneider – UBS

So there was a net $1.9 million benefit for you in your numbers in the third quarter and we should see something north of that in the fourth quarter?

Ron Domanico – Caraustar – Chief Financial Officer

My math has it at $1.5 million, but plus or minus, and that’s correct.

Rich Schneider – UBS

OK. Could you give us an idea of what you expect, maybe, going forward in 2004, how much more you achieved under the savings? I guess there’s not going to be much in the way of cost.

Ron Domanico – Caraustar – Chief Financial Officer

Yes, that’s correct. We have not changed our estimate on the cost savings for those initiatives. Again, referring to that chart on our Website, the annualized cash benefit from restructuring was projected at $11.9 million on a full run-rate basis and, then, the transitional items, which do include the rationalization of the Smurfit converting facilities at $5 million and then the idling of Redmond Number Two, an additional $5.

Rich Schneider – UBS

OK. So, year-to-date, you’re at $5.4, but that didn’t include the third quarter, so you’re up to $9.8, is that correct?

Ron Domanico – Caraustar – Chief Financial Officer

Plus or minus, that’s right.

Rich Schneider – UBS

So you have another $2 million to go on this, to get to the annual $11.9?

Ron Domanico – Caraustar – Chief Financial Officer

No, that $9.8, Rich, that refers all those programs, the restructuring—- The $11.9, plus $5, plus $5, if you want to add those together, you’re closer to $22 million.

Rich Schneider – UBS

OK. OK. So that would be $22 minus $9.8, that would be the way to look at it, still to go?

Ron Domanico – Caraustar – Chief Financial Officer

Yes, that’s correct.

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Rich Schneider – UBS

That doesn’t include the SG&A savings, right, which is another $8.5 or so to go?

Ron Domanico – Caraustar – Chief Financial Officer

Yes, that’s also correct.

Rich Schneider – UBS

OK. Looking to the fourth quarter, what are you seeing, just to be more nitty-gritty here, but in terms of tube and core pricing, is there any downside pressure or any pressure on the build side in terms of pricing?

Mike Keough – Caraustar – Chief Operating Officer

That market, Rich, was hit pretty hard in the third quarter. That’s the market that fell, probably, farther than any of the other markets that we’re in now. On the good side of that, from a year-to-date standpoint, it’s down, maybe, one percent. I think is like 7/10 or 8/10 of a percent. There were some gains earlier in the year that were pretty much given back, more than pretty much given back in the third quarter. If that market continues in the fourth quarter with softness as it did in the third, I would expect to see some erosion in pricing there, just based on the supply and demand situation.

Rich Schneider – UBS

And so far in the fourth quarter has that trend continued?

Mike Keough—Caraustar—Chief Operating Officer

I’m talking about in the fourth quarter. We didn’t see any consequential price change in September, let’s say. We had some growth in the quarter in terms of pricing, based on price increases that took place earlier, but I think our overall price in the quarter—- or net selling price change was like $13 year-over-year. I think that shows up on our chart that we showed on the press release. At any rate, (inaudible) weather that will erode your fourth quarter is unpredictable, but I would hope that the drop in volume that we saw in the third quarter either gets restated in the fourth as being overstated or recover somewhat because it’s kind of shocking for me to see that kind of a number per AFPA statistics.

Rich Schneider – UBS

And you were up $11 though, quarter to quarter?

Mike Keough—Caraustar—Chief Operating Officer

Yes. Right. I’d say half of that occurred in the last half of the second and third quarter.

Rich Schneider – UBS

What about mill prices or primary ton? Are they under any pressure?

Mike Keough—Caraustar—Chief Operating Officer

We’re very heavily integrated on the tube and core side, so if that suffers then the mill side of that

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equation suffers as well. Folding is kind of flat. I don’t see much going on there in terms of volumes pressure other than the competitive situations. The other specialty business, we picked up a little bit there from the Smurfit Stone acquisition and some of those businesses in that sector, like partitions and some of the others, are doing OK from a demand standpoint. That’s probably where erosion into Asian markets has hurt us more from a volume standpoint than many other markets. We’re really looking at, Rich, unfortunately, not at a very high level, but a pretty stable economic situation, with some occasional indications that things might look like they’re improving. If you look across the industry, whether it’s corrugated or other grades, you don’t see one sector jumping out and suggesting that things have turned around here. I think stability is probably about as much as we’re expecting at this point. As you can tell from what we’ve said, most of our improvement is going to come from the things that we’ve been working on for a couple years now, particularly heavily in the last year.

Rich Schneider – UBS

You mentioned you took inventories down, I think the figure was something like 5000 tons in the third quarter, is that sort of the new approach to you going into the fourth quarter? You normally run your machines at lower rates in the fourth quarter because of seasonal weakness. Are you going to be able to avoid some of that because of what you’ve done in managing inventory in the third?

Mike Keough—Caraustar—Chief Operating Officer

Yes, we’ll avoid some of that in the process. We’ll also continue to be careful about inventories in the fourth quarter. I’m not sure what we’re going to see as an increase in operating time simply because we took a couple of days down in the third quarter. 5000 tons is about two days for us and I don’t think that’s going to change much what happens in the fourth quarter. The fourth quarter will pretty much drive itself. A lot of talk about retailers thinking they’re going to have a good Christmas season, and that’s great if they do, and if they do, there will be continued demand going a little further into fourth quarter than normal because we haven’t seen the strong demand, say, in October that you might normally see when you expect to see a strong seasonal pickup. I think there’s just a lot of uncertainties out there, the same kind of things that cause us to stop trying to predict quarterly results, are generally what we see in the market right now.

Rich Schneider – UBS

Just a couple of last things, on Standard Gypsum, that was softer, in your comments, in the third quarter? I thought gypsum wallboard pricing was moved up.

Mike Keough—Caraustar—Chief Operating Officer

Gypsum wallboard pricing has moved up somewhat in the third quarter. We’ll see more of than in the fourth quarter. Otherwise, it was a little softer on the Standard Gypsum side than it had been a year ago. That was what that comment meant. Whereas, the mill side has picked up over that same period of time.

Rich Schneider – UBS

On the whole approach on driving up cash on your books, is that just going continue to be a situation where you’re just going to, for the most part, play this on a net debt basis until you really have ability to pay things down in 2006?

Ron Domanico – Caraustar – Chief Financial Officer

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I would say that our primary objective with the cash flow is to reduce our net debt position. We stated publicly that we’re not envisioning any significant acquisitions or any large capital expenditure program. So that’s correct.

Rich Schneider – UBS

OK. Thanks.

Operator

Our next question is from David Martin with Deutsche Bank.

David Martin – Deutsche Bank

Thank you. Just a few items, coming back to this SG&A item, I believe you stated some of the rationalization restructuring moves you’ve made have saved the company, I believe, it was about $3 million on a year-over-year basis, which has offset some of these higher costs including healthcare and pension. Can you quantify what this higher cost were on a year-over-year basis first of all?

Ron Domanico – Caraustar – Chief Financial Officer

If you put pension, which on a year-to-year basis is up, just under $5 million, insurance, health and welfare and, then, professional fees, primarily audit-related costs, and Sarbanes-Oxley [sp] expenditures, that increase is approximately $1.8 to $1.9 million per quarter.

David Martin – Deutsche Bank

Then, qualitatively, I believe you said on an annualized basis, you said a cost savings rate of a little over $11 million, can you talk about what you’ve accomplished internally and what you have yet to do?

Ron Domanico - Caraustar – Chief Financial Officer

As far as the specific activities?

David Martin – Deutsche Bank

Sure.

Ron Domanico – Caraustar – Chief Financial Officer

I’d prefer not to. A lot of these – the project that had been realized, of course, are communicated, that throughout the company, the remainder is still a work in process where we’ve engaged outside advisors, we’re moving full speed ahead on it. The actions and the steps and the timing have not been communicated internally.

Tom Brown – Caraustar – Chief Executive Officer

They are very well thought out and very seriously considered because we’re talking about people and their careers and their families and the like. It just takes a lot of additional effort, which there should be in some of these things, based on the pain that they can inflict. They’re critical to get us consolidated and on the right track and get our finances and the security of the finances and the reliability and accuracy of those finances up to all of the standards that you would expect in the industry. It’s not

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something that we’re going to talk about ahead of time.

David Martin – Deutsche Bank

OK. That’s fair. Then, coming back to the Standard Gypsum JV, what are their priorities thinking out over the next couple of quarters with that JV? Also, just thinking about the selling process in that business, why hasn’t the gypsum wallboard business benefited in the rally we experienced through most of the summer and some of the other building products materials we follow?

Mike Keough – Caraustar – Chief Operating Officer

Wallboard and wood products are very different markets. You talk to the wood guys and the OSB guys about where they benefited and you’ll find that it is not in standard, typical house construction. It’s a very different market. You need to go to the people who make those wood products and ask them how they benefited. You look at pricing in OSB and pricing in other forms of paneling and it doesn’t resemble the gypsum business. I think it’s a pretty easy answer, but I’m not going to give it to you.

David Martin – Deutsche Bank

OK. Do you sell forward for a fixed periods of times at certain prices or is it not that?

Tom Brown – Caraustar – Chief Executive Officer

Are you talking about the sell of wallboard?

David Martin – Deutsche Bank

Yes.

Tom Brown – Caraustar – Chief Executive Officer

You ought to talk to wallboard manufacturers out there. They sell just like we sell paperboard. They sell on an order-to-order basis. I believe there’s any forward system. We’re so minimally in it as a partner of the wallboard side, but not responsible for sales and marketing of that product. I’m the last guy you want to ask about marketing wallboard.

David Martin – Deutsche Bank

Lastly, on Sprague, which you mentioned, could you quantify its operating performance in the quarter and any quarter-to-quarter improvements?

Mike Keough – Caraustar – Chief Operating Officer

Sprague, operationally, is running well and I would quantify that by saying we’ve had a reasonably good book of business. We take a hard look at how we best trim out that machine. We’ve had a number of initiatives this past year to reduce what we call “side trim online”. We’ve done a great job in that area. Income from operations for the quarter, we were in the black for the quarter.

David Martin – Deutsche Bank

OK. Thank you.

Operator

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Your next question is from Kshwin Krishnan with Morgan Stanley. Please go ahead, sir.

Kshwin Krishnan – Morgan Stanley

A quick question about your net debt level, do you expect to be at the same at year-end, say about 455?

Ron Domanico – Caraustar – Chief Financial Officer

That would be in the category of forward-looking statements, but I can look at our bank account today and tell you with a pretty high degree of comfort that that answer is yes. We expect it to, at least, be there.

Bill Nix – Caraustar – Controller and Treasurer

We have one more interest payment due in December, on $7 million, that’s about it, plus ongoing capital expenditures.

Kshwin Krishnan – Morgan Stanley

OK. Another question I had was on the real estate sale in Chicago, I know the timing is in respect to the second quarter, but are the proceeds expected to be the same in the $15-$20 million range?

Ron Domanico – Caraustar – Chief Financial Officer

We hope so. Again, one thing I’ve learned about finance is that real estate is probably one of the strangest birds as far as predicting timing. You don’t count that until it’s closed and you have the cash in the bank. Until such time, you can’t really bank on anything, whether the deal is really going to close and at what price. All I can say is that I hope so.

Mike Keough – Caraustar – Chief Operating Officer

We have no reason to think that the value of that property has declined. In fact, if anything, as the economy improves you’d think it might recover a bit.

Kshwin Krishnan – Morgan Stanley

Right. My last question is about the cash pension contribution you made earlier this quarter of $11.7 million, is there an estimate that you can give us for 2004?

Ron Domanico – Caraustar – Chief Financial Officer

Zero, and 2005 as well. Our actuaries have indicated that if the stock market behaves with normal volatility, whatever that means, that we are not expected to make a cash contribution for the next two years.

Kshwin Krishnan – Morgan Stanley

OK. Thank you.

Operator

Ladies and gentlemen, as a final reminder, should you have a question at this time, please press star one on your push button phone. If there are no further questions, I’ll turn the conference back to Mr. Brown to conclude. Please go ahead, sir.

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Tom Brown – Caraustar – Chief Executive Officer

I will thank you all for joining us and we will talk to you next quarter. Good day.

Operator

This concludes your conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

END

Note Regarding Non-GAAP Financial Measures

This presentation includes the following financial measure: “net change in cash as discussed” for the three months ended September 30, 2003. This item was discussed on the Company’s conference call held October 28, 2003 regarding its financial results for the quarter ended September 30, 2003. This item is not a financial measure under generally accepted accounting principles in the United States. Because this item is not a GAAP financial measure, other companies may present similarly titled items determined with differing adjustments. Accordingly, this measure as presented herein should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company has included this non-GAAP financial measure because it uses this measure, and believes this measure is useful, in evaluating the Company’s cash position and its ability to generate cash. The following table includes a reconciliation of this non-GAAP financial measure with the most comparable GAAP measurement. Investors are strongly urged to review this reconciliation. In addition, the exclusion of certain adjustment items in the calculation of this non-GAAP measure does not imply that such items are non-recurring, infrequent or unusual. The Company has experienced such items in prior periods, and may experience similar items in future periods.

Caraustar Industries, Inc.

Reconciliation of Net Changes in Cash and Cash Equivalents

For the Three Months Ended September 30, 2003*

(In Thousands)

Cash balance at June 30, 2003 **	$53,815
Cash balance at September 30, 2003**	$76,476

Net change in cash and cash equivalents (GAAP)	$22,661

Discussed Adjustment Items:

Pension contribution	$11,700
Bad debt recoveries, net of taxes	$(1,600)

Net change in cash as discussed (Non-GAAP)	$32,761

*See Note Regarding Non-GAAP financial measures.

** Derived from the respective balance sheets.